UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

AXOGEN, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota	001-36046	41-1301878
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of principal executive offices)	(Zip Code)

(386) 462-6800

(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AXGN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2021, following the approval of the Compensation Committee of the Board of Directors of Axogen, Inc. (the "Company"), Axogen Corporation, a wholly owned subsidiary of the Company ("AC"), entered into an amended and restated employment agreement with Angelo Scopelianos, Ph.D (the "Amended Employment Agreement") in connection with Dr. Scopelianos' promotion to the position of Chief Research and Development Officer. The Amended Employment Agreement replaces and supersedes the prior employment agreement between AC and Dr. Scopelianos that was effective November 1, 2020 (the "Prior Employment Agreement"), which was previously filed as Exhibit 10.7 to the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 29, 2020. The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") viewed the Amended Employment Agreement as appropriate given the importance of the Company's ongoing research and development efforts. In addition, the Amended Employment Agreement reflects changes to the Prior Employment Agreement that conform to and are consistent with the terms of AC's employment agreements with its other executive officers (other than the Chief Executive Officer and President).

The following is a brief description of the terms and conditions of the Amended Employment Agreement:

Dr. Scopelianos will serve as AC's Chief Research and Development Officer. Dr. Scopelianos will receive a base salary of $395,000, subject to review and adjustment from time to time by AC, and he is eligible to participate in AC's current bonus program, upon terms and conditions determined by AC, with his annual target bonus opportunity at 50% of his base salary. In addition, consistent with the terms of the Prior Employment Agreement, Dr. Scopelianos is entitled to participate in benefit plans from time to time in effect for AC's executives and/or employees generally, subject to the eligibility provisions of those plans. Dr. Scopelianos' employment is at-will.

In the event Dr. Scopelianos' employment is terminated by AC without "Substantial Cause" (as defined in the Amended Employment Agreement) or by Dr. Scopelianos for "Good Reason" (as defined in the Amended Employment Agreement), in each case in connection with a "Change of Control" (as defined in the Amended Employment Agreement) or within 365 days following a Change in Control, Dr. Scopelianos will be entitled to a lump sum separation payment consisting of: (i) 18 months of base salary (rather than 15 months as was provided in the Prior Employment Agreement); and (ii) an amount equal to 150% (rather than 125% as was provided in the Prior Employment Agreement) of any bonuses paid to him during the year prior to termination of employment. In addition, Dr. Scopelianos will be entitled to payment of premiums for his and his covered dependents' COBRA for the first 18 months of the COBRA continuation period (rather than 15 months as was provided in the Prior Employment Agreement).

Consistent with the terms of the Prior Employment Agreement, in the event Dr. Scopelianos' employment is terminated by AC without Substantial Cause and not in connection with a Change of Control, Dr. Scopelianos will be entitled to a lump sum separation payment consisting of: (i) 12 months of base salary; and (ii) an amount equal to 100% of any bonuses paid to him during the year prior to termination of employment. In addition, Dr. Scopelianos will be entitled to payment of premiums for his and his covered dependents' COBRA for the first 12 months of the COBRA continuation period.

In connection with the Company's annual equity grant process and Dr. Scopelianos' promotion to Chief Research and Development Officer, the Company expects to grant Dr. Scopelianos certain stock options, restricted stock units and performance stock units, in each case subject to approval of the Compensation Committee.

In connection with the Amended Employment Agreement, Dr. Scopelianos also entered into a new confidentiality and non-compete agreement, which agreement imposes on Dr. Scopelianos customary restrictive covenants prohibiting the disclosure of AC's confidential information, requiring Dr. Scopelianos to assign intellectual property to AC, prohibiting Dr. Scopelianos from competing with AC during the term of his employment and for one year following the termination of his employment, and prohibiting Dr. Scopelianos from soliciting AC's employees and contractors during the term of his employment and for two years following the termination of his employment. The terms of this new confidentiality and non-compete agreement are the same as the terms of the confidentiality and non-compete agreement entered into by Dr. Scopelianos in connection with the Prior Employment Agreement.

The foregoing description of the Amended Employment Agreement is qualified in its entirety by the full text of the Amended Employment Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Second Amended and Restated Employment Agreement, effective January 4, 2021, between Axogen Corporation and Angelo Scopelianos

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: January 6, 2021	By:	/s/ Bradley L. Ottinger
Bradley L. Ottinger
General Counsel and Chief Compliance Officer